Exhibit 99.1

**For Immediate Release**

For more information, contact:
Victor Karpiak, President and Chief Executive Officer
(425) 255-4400

First Financial Northwest, Inc.

Announces Results of Annual Meeting of Shareholders

Renton, Washington – May 29, 2012 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW),  today announced the results of the Annual Meeting of Shareholders, following the certification by the Company’s independent Inspector of Election, Carl T. Hagberg and Associates, that there was a quorum present at the meeting. The Company announced that a vote count provided by the Company’s independent Inspector of Election indicates that Company nominees Victor Karpiak, M. Scott Gaspard and Daniel L. Stevens were re-elected to the Company’s Board of Directors at the Company’s annual meeting of shareholders held today.

In addition, the vote count on the advisory vote to approve the compensation of the Company’s named executive officers indicates that this proposal was approved and the vote count on the proposal to ratify the appointment of Moss Adams LLP as the Company’s independent auditor for 2012 indicates that this proposal was approved.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.